EXHIBIT 8

                         PITNEY, HARDIN, KIPP & SZUCH
                                P.O. BOX 1945
                      MORRISTOWN, NEW JERSEY 07962-1945



                                   October 20, 1995



HUBCO, Inc.
1000 MacArthur Blvd.
Mahwah, New Jersey  07430
Attn.:  Kenneth T. Neilson, President
          and Chief Executive Officer

Growth Financial Corp.
1500 Route 202
P.O. Box 401
Basking Ridge, New Jersey  07920
Attn.:  Dale G. Potter, President

          Re:  Merger of Growth Financial Corp
               with and into HUBCO, Inc.

          We have represented HUBCO, Inc. ("HUBCO"), a New Jersey corporation which is a registered bank holding company, and Hudson United Bank ("HUB"), a New Jersey-state chartered commercial banking corporation which is a wholly-owned subsidiary of HUBCO, in connection with the proposed merger of Growth Financial Corp. ("Growth"), a New Jersey corporation which is a registered bank holding company, with and into HUBCO (the "Merger"). The Merger shall be effected pursuant to the provisions of an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 18, 1995, among HUBCO, HUB, Growth and Growth's wholly-owned subsidiary, Growth Bank. The Merger Agreement contemplates that immediately following the Merger, pursuant to a related Bank Merger Agreement, Growth Bank will be merged with and into HUB. This opinion is delivered pursuant to Section 6.1(d) of the Merger Agreement. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

          In connection with such representation, we have reviewed the Registration Statement to be filed with the Securities and Exchange Commission pertaining to the Merger (the "Registration Statement"), and, in our opinion, the information included in the section of the Registration Statement captioned "Federal Income Tax Consequences" accurately describes the material federal income tax consequences of the Merger. In addition, annexed hereto is a form of opinion of this firm regarding federal income tax matters applicable to the Merger (the "Closing Tax Opinion"), the delivery of which is a condition precedent to the consummation of the Merger pursuant to the Merger Agreement. At this time, we expect to deliver such opinion at the closing of the Merger.

          We hereby consent to our being designated as an expert in the Registration Statement with respect to federal income tax consequences of the Merger and to the inclusion of this letter as an exhibit to the Registration Statement.


                                   Very truly yours,

                                   PITNEY, HARDIN, KIPP & SZUCH

                                   [Effective Date of Merger]



HUBCO, Inc.
1000 MacArthur Blvd.
Mahwah, New Jersey  07430
Attn.:  Kenneth T. Neilson, President
          and Chief Executive Officer

Growth Financial Corp.
1500 Route 202
P.O. Box 401
Basking Ridge, New Jersey  07920
Attn.:  Dale G. Potter, President

          Re:  Merger of Growth Financial Corp
               with and into HUBCO, Inc.

          We have represented HUBCO, Inc. ("HUBCO"), a New Jersey corporation which is a registered bank holding company, and Hudson United Bank ("HUB"), a New Jersey-state chartered commercial banking corporation which is a wholly-owned subsidiary of HUBCO, in connection with the proposed merger of Growth Financial Corp. ("Growth"), a New Jersey corporation which is a registered bank holding company, with and into HUBCO (the "Merger"). The Merger shall be effected pursuant to the provisions of an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 18, 1995, among HUBCO, HUB, Growth and Growth's wholly-owned subsidiary, Growth Bank. The Merger Agreement contemplates that immediately following the Merger, pursuant to a related Bank Merger Agreement, Growth Bank will be merged with and into HUB. This opinion is delivered pursuant to Section 6.1(d) of the Merger Agreement. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

          Pursuant to the Merger Agreement, at the Effective Time the Merger shall be effected by the merger of Growth into HUBCO, pursuant to New Jersey state law, with HUBCO surviving. Pursuant to the Bank Merger Agreement, immediately following the Merger, the Bank Merger shall be effected by the merger of Growth Bank into HUB, pursuant to New Jersey state law, with HUB surviving.

          Pursuant to the Merger Agreement, at the Effective Time, each outstanding share of Growth Common Stock (other than shares owned by HUBCO or HUB (other than shares held in a fiduciary capacity or as collateral on or in lieu of a debt previously contracted) and shares held by Growth in its treasury) shall be converted into the right to receive and be exchangeable for the number of shares (the "Exchange Ratio") of HUBCO Common Stock equal to a fraction, the numerator of which will be $14.64 and the denominator of which will be the Median Pre-Closing Price of HUBCO Common Stock, with a Minimum Exchange Ratio of 0.69 and a Maximum Exchange Ratio of 0.81, subject to adjustment provisions set forth in the Merger Agreement. In addition, each outstanding Growth Option will be will be converted into that number of shares of HUBCO Common Stock equal to the Option Value divided by the Median Pre-Closing Price of HUBCO Common Stock. The "Option Value" equals (a) the Median Pre-Closing Price of HUBCO Common Stock multiplied by the Exchange Ratio (b) minus the stated exercise price for the Growth Option. No fractional shares of HUBCO Common Stock will be issued in exchange for either Growth Common Stock or Growth Options. Instead, holders of Growth Common Stock or Growth Options will receive cash equal to the fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock, without interest.

          In addition to the foregoing facts, on the date hereof, you have delivered certificates in which you have made the following additional representations in regard to the Merger and have authorized us to rely on such representations in expressing the within opinions:

          1. The fair market value of HUBCO Common Stock and other consideration received by each Growth stockholder will be approximately equal to the fair market value of the Growth Common Stock surrendered in the exchange.

          2. Following the Merger, HUBCO has no present intention to issue additional shares of its stock that would result in the present stockholders of HUBCO losing control of HUBCO within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

          3. None of the compensation received by any stockholder-employees of Growth will be separate consideration for, or allocable to, any of their shares of Growth Common Stock.

          4. HUBCO has no plan or intention to redeem or otherwise reacquire any of its stock issued in the Merger.

          5. The payment of cash in lieu of fractional shares of HUBCO Common Stock is solely for the purpose of avoiding the expense and inconvenience to HUBCO of issuing fractional shares of HUBCO Common Stock and does not represent separately bargained-for consideration.

          6. Following the Merger, HUBCO will continue the historic business of Growth or use a significant portion of Growth's business assets in the business of HUBCO.

          7. There is no intercorporate indebtedness existing between HUBCO and Growth or Growth Bank, or between HUB and Growth or Growth Bank, that was issued, acquired, or will be settled at a discount.

          8. None of HUBCO, HUB Growth or Growth Bank are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          9. HUBCO and HUB have no plan or intention to liquidate, sell or otherwise dispose of any of the assets of Growth acquired in the Merger, except for dispositions made in the ordinary course of business, or transfers described in Section 368(a)(2)(C) of the Code.

          10. HUBCO will have acquired at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Growth immediately prior to the Merger. For purposes of this representation, Growth assets used to pay its organizational expenses, and all redemptions and distributions (except for regular, normal dividends) made by Growth immediately preceding the transfer, will be included as assets of Growth held immediately prior to the Merger.

          11. Prior to the Merger, HUBCO will be in control of HUB within the meaning of Section 368(c) of the Code.

          12. Following the Merger, HUB will not issue additional shares of its stock that would result in HUBCO losing control of HUB within the meaning of Section 368(c) of the Code.

          13. HUBCO, HUB, Growth, Growth Bank and the stockholders of Growth will pay their respective expenses, if any, incurred in connection with the Merger.

          14. No stock of HUB will be issued to any of the stockholders of Growth in the Merger.

          15. Except for the planned Bank Merger that will immediately succeed the Merger, there is no larger integrated transaction of which the Merger constitutes only one step.

          16. Growth is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368 (a)(3)(A) of the Code.

          17. To the best knowledge of the management of Growth, there is no plan or intention on the part of the stockholders of Growth on the date hereof to sell, exchange or otherwise dispose of a number of shares of HUBCO Common Stock received in the Merger that would reduce such Growth stockholders' ownership of HUBCO Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Growth Common Stock as of the same date. For purposes of this representation, shares of Growth Common Stock exchanged for cash in lieu of fractional shares of HUBCO Common Stock will be treated as outstanding Growth Common Stock on the date of the Merger.

          18. The liabilities of Growth to be assumed by HUBCO and the liabilities to which the transferred assets of Growth are subject were incurred by Growth in the ordinary course of its business.

          19. The fair market value of the aggregate assets of Growth transferred to HUBCO will equal or exceed the sum of the aggregate liabilities assumed by HUBCO, plus the amount of liabilities, if any, to which the transferred assets are subject.

          20. There were no redemptions of Growth stock within the past three years.

          As counsel to HUBCO and HUB, we have examined the Merger Agreement and copies of ancillary agreements, certificates, instruments and documents pertaining to the Merger delivered by the parties thereto. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us. As to any facts material to our opinions expressed herein, we have relied on representations of the parties to the Merger without undertaking to verify the same by independent investigation. The within opinions are based on our analysis of the Code, Treasury Regulations promulgated thereunder, and relevant interpretive authorities as in effect on the date hereof.

          Based on the foregoing, we are of the opinion that:

          1. The Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A). HUBCO and Growth each are a "party to a reorganization" within the meaning of Section 368(b)(2).

          2. No gain or loss will be recognized by HUBCO or Growth in connection with the Merger. Sections 361(a) and 1032.

          3. No gain or loss will be recognized by the stockholders of Growth whose Growth Common Stock is converted solely into HUBCO Common Stock in connection with the Merger. Section 354(a).

          4. Growth stockholders receiving cash in lieu of fractional shares of HUBCO Common Stock will be treated as if such fractional shares had been received from HUBCO and then subsequently redeemed by HUBCO. The cash received by the Growth stockholders in lieu of fractional shares will be treated as having been received as full payment in exchange for the fractional shares deemed to have been redeemed as provided in Section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116, Rev. Proc. 77-41, 1977-2 C.B. 574.
Accordingly, such stockholders will recognize gain or loss on the receipt of such cash measured by the difference between the amount of such cash and the respective adjusted basis of such stockholders in their fractional shares of HUBCO Common Stock considered to have been redeemed.

          5. The basis of any HUBCO Common Stock received by a stockholder of Growth in connection with the Merger shall equal the adjusted basis of the stockholder's Growth Common Stock converted in the transaction, reduced by the amount of cash received, if any, on the conversion, and increased by the amount of gain recognized, if any, on the conversion (whether characterized as dividend or as capital gain income).

          6. The holding period of the HUBCO Common Stock received by the stockholders of Growth in connection with the Merger will include the period during which their Growth Common Stock converted in the transaction was held, provided such stock was held as a capital asset on the date of the Merger.
Section 1223(1).


                                   Very truly yours,



                                   PITNEY, HARDIN, KIPP & SZUCH